Etsy, Inc. Reports Second Quarter 2019 Financial Results
Reports Year-Over-Year GMS Growth of 21.4%; Revenue Growth of 36.8%
Raises Full-Year Guidance for GMS and Revenue Growth

Brooklyn, NY - August 1, 2019 - Etsy, Inc. (NASDAQ: ETSY), the global two-sided marketplace for unique and creative goods, today announced financial results for its second quarter ended June 30, 2019.
“Our excellent second quarter growth in revenue and GMS reflects solid execution across our portfolio of product and marketing investments and the strength of our core marketplace,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “We are making great progress improving our product experience and marketing capabilities, and it is paying off. In addition, we have a number of bold new initiatives which we believe will fuel our growth even further, including enhancing the shipping experience, helping our sellers better market and grow their businesses, and our planned acquisition of Reverb.”
Second Quarter 2019 Financial Summary
(in thousands except percentages; unaudited)

	Three Months Ended June 30,		% Growth (Decline) Y/Y		Six Months Ended June 30,		% Growth Y/Y
	2019	2018			2019	2018
GMS	$1,094,829	$901,685	21.4%		$2,118,857	$1,762,760	20.2%
Revenue	$181,095	$132,387	36.8%		$350,434	$253,299	38.3%
Marketplace revenue	$134,403	$91,306	47.2%		$260,533	$179,273	45.3%
Services revenue	$45,896	$39,507	16.2%		$88,067	$72,112	22.1%
Net income	$18,223	$3,379	439.3%		$49,802	$16,346	204.7%
Adjusted EBITDA	$39,701	$27,695	43.4%		$89,568	$54,116	65.5%

Active sellers	2,333	1,983	17.7%		2,333	1,983	17.7%
Active buyers	42,742	35,830	19.3%		42,742	35,830	19.3%
Percent mobile GMS	58%	55%	300	bps	58%	55%	300	bps
Percent international GMS	38%	34%	400	bps	38%	34%	400	bps

For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

“In the second quarter of 2019 we continued our momentum, posting 37% revenue growth and 43% growth in EBITDA versus prior year,” said Rachel Glaser, Etsy, Inc. Chief Financial Officer. “Our investments in product initiatives and full funnel marketing are having a positive impact on growth in both active buyers and sellers and continued sequential growth in our frequency metrics. We are successfully improving the experience for buyers on Etsy and helping our sellers build successful businesses.”

Second Quarter 2019 Highlights

•
Product experiment velocity increased to another record high during the second quarter. Our initiatives, aligned with our Right to Win, were focused on highlighting our unique inventory, improving search and discovery, strengthening our human connection, and building a trusted brand. In the second quarter, we made significant strides in search and discovery making the home page more personalized and dynamic allowing buyers to more easily pick up where they left off on their most recent shopping mission. In addition, we continued to improve our mobile app incorporating signals and nudges throughout the app experience to fuel growth on our highest converting device.

•
As of the end of the second quarter, we migrated a majority of our systems to Google Cloud, including our machine learning efforts, making progress on our two-year migration plan, which we expect to complete in early 2020.

•
During the second quarter, we launched a new national television campaign which had a positive impact on visits and purchase intent. Our market research indicates that buyers who were exposed to our TV ads were more likely to make a purchase on the site.

•
GMS from paid channels was 15% of overall GMS in the second quarter, contracting approximately 100 basis points compared to the second quarter of 2018, and nearly 70 basis points compared to last quarter. In the first quarter, we tested incrementality across all marketing channels, which resulted in a shift in our investment mix to higher performing channels in the second quarter. Leveraging our data and insights, some channels were paused indefinitely and we’ve resumed investments in others.

•	In the second quarter, active buyers and active sellers accelerated to 19.3% and 17.7% year-over-year, respectively.

•	GMS per active buyer on a trailing 12-month basis delivered five consecutive quarters of positive growth, evidence of our continued progress improving frequency.

•
International GMS was 38% of overall GMS and increased 37% year-over-year on a currency-neutral basis, another record quarter for international GMS growth. International domestic growth, our fastest growing trade route, accelerated for the third consecutive quarter, on a constant currency basis, driven by our local efforts in our core international markets, including Germany, which continues to benefit from the DaWanda agreement.

Recent Announcements:

•
During the second quarter we completed the test and design phase to make free shipping a core part of the Etsy shopping experience. In July, we began providing Etsy sellers with tools and support to make it easy for them to guarantee free shipping on orders of $35 or more to U.S. buyers.

•
We plan to launch a consolidated ad platform for sellers. Beginning in the third quarter of 2019, Promoted Listings, our on-site ads platform, and Google Shopping, an off-site marketing tool for Etsy sellers, will be streamlined into one unified ad platform called Etsy Ads where sellers can set a budget and allow Etsy to optimize between channels, targeting a return on their spend.

•
On July 21, 2019, Etsy signed a definitive agreement to acquire Reverb, a privately held marketplace for new, used and vintage music gear for $275 million in cash, subject to certain adjustments with respect to cash, debt, working capital, transaction expenses and the value of equity awards to be granted in connection with the transaction. The transaction is expected to close in late third quarter or early fourth quarter of 2019, subject to Hart-Scott-Rodino review and other customary closing conditions. Please refer to the Form 8-K filed on July 22, 2019 for additional details.

Second Quarter 2019 Financial Results

•	Total revenue was $181.1 million for the second quarter of 2019, up 36.8% year-over-year, driven by growth in both Marketplace and Services revenue.

•
Gross profit for the second quarter of 2019 was $122.5 million, up 40.8% year-over-year, and gross margin was 67.6%, up 190 basis points compared with 65.7% in the second quarter of 2018. Gross margin in the second quarter of 2019 compared to gross margin last quarter of 68.9% contracted 130 basis points. The contraction in gross margin was primarily impacted by our on-going migration to the cloud, which we believe is a tailwind to our product development efforts.

•
Total operating expenses were $104.6 million in the second quarter of 2019, up 41.0% year-over-year. The increase in operating expenses was driven primarily by marketing expense, specifically the investment in our TV campaign, and an increase in headcount related to product development. Marketing expense as a percentage of revenue was 25.4% compared to 21.9% in the second quarter of 2018 and 20.9% in the first quarter of 2019.

•	Net income for the second quarter of 2019 was $18.2 million, with diluted earnings per share of $0.14.

•
Non-GAAP Adjusted EBITDA for the second quarter of 2019 was $39.7 million and grew 43.4% year-over-year. Non-GAAP Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by revenue) was 21.9% in the second quarter of 2019, up 100 basis points year-over-year. Adjusted EBITDA performance was driven primarily by year-over-year revenue growth related to changes in our pricing model in the third quarter of 2018.

•	Cash, cash equivalents, short- and long-term investments were $659.3 million as of June 30, 2019.

2019 Financial Guidance

	2019 Guidance	2019 Revised Guidance
	May 8, 2019	August 1, 2019
GMS Year-Over-Year Growth	18-21%	20-22%
	~$4.6B - $4.8B	~$4.7B - $4.8B
Revenue Year-Over-Year Growth	30-32%	32-34%
	~$785M - $797M	~$797M - $809M
Adjusted EBITDA Margin*	23-25%	22-24%
	~$182M - $198M	~$177M - $193M
*    Assumes the midpoint of our revenue guidance.
For a summary of the key items that we expect to impact our guidance, please read our Q2 investor presentation that is available on Etsy’s investor relations website, investors.etsy.com. Etsy’s revised 2019 guidance does not give effect to our planned acquisition of Reverb.
Etsy is not able, at this time, to provide GAAP targets for net income margin for 2019 because of the unreasonable effort of estimating certain items that are excluded from non-GAAP Adjusted EBITDA margin, including, for example, provision or benefit for income taxes and foreign exchange gain or loss, the effect of which may be significant.
Webcast and Conference Call Information
Etsy will host a webcast to discuss these results at 5:00 p.m. ET today. To access the live webcast and accompanying slide deck, please visit the Etsy Investor Relations website, investors.etsy.com, and go to the Investor Events section. To join the call by phone, please dial 1-855-852-1946 (toll free) or 1-720-634-2903 (toll) and use the passcode 6777029. A replay will be available through the same link following the conference call, or by dialing (toll free) 1-855-859-2056 or 1-404-537-3406 (toll) with the passcode 6777029 starting at 8:00 p.m. ET tonight through August 15, 2019.
About Etsy
Etsy, Inc. is the global two-sided marketplace for unique and creative goods. Our mission is to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people around the world. We connect millions of buyers and sellers from nearly every country in the world. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations
ir@etsy.com
Gabriel Ratcliff, Sr. Manager, Investor Relations
ir@etsy.com
Media Relations Contact:
Kelly Clausen, Director, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance and key drivers thereof, the timing and impact of our new and planned initiatives, including our free shipping program, the anticipated launch of a unified ad platform, our planned acquisition of Reverb, and the timing of our full migration to Google Cloud. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “will,” or similar expressions and the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) the fluctuation of our quarterly operating results; (2) our ability to implement our business strategy; (3) our ability to attract and retain an active and engaged community of Etsy sellers and Etsy buyers; (4) our history of operating losses; (5) macroeconomic events that are outside of our control; (6) our ability to recruit and retain employees; (7) the importance to our success of the trustworthiness of our marketplace and the connections within our community; (8) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of Etsy sellers and Etsy buyers; (9) the effectiveness of our marketing efforts; (10) the effectiveness of our mobile solutions for Etsy sellers and Etsy buyers; (11) our ability to expand our business in our core geographic markets; (12) regulation in the area of privacy and protection of user data; (13) our dependence on third-party payment providers; (14) acquisitions that may prove unsuccessful or divert management attention, including our planned acquisition of Reverb; and (15) the potential misuse or disclosure of sensitive information about members of our community and the potential for cyber-attacks. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of June 30, 2019	As of December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$359,159	$366,985
Short-term investments	274,673	257,302
Accounts receivable, net	10,585	12,244
Prepaid and other current assets	34,647	22,686
Funds receivable and seller accounts	64,589	21,072
Total current assets	743,653	680,289
Restricted cash	5,341	5,341
Property and equipment, net	128,409	120,179
Goodwill	37,342	37,482
Intangible assets, net	33,142	34,589
Deferred tax assets	23,319	23,464
Long-term investments	25,438	—
Other assets	25,131	507
Total assets	$1,021,775	$901,851
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,504	$26,545
Accrued expenses	55,687	49,158
Finance lease obligations—current	9,306	3,884
Funds payable and amounts due to sellers	64,589	21,072
Deferred revenue	8,011	7,478
Other current liabilities	8,413	3,925
Total current liabilities	166,510	112,062
Finance lease obligations—net of current portion	57,409	2,095
Deferred tax liabilities	32,642	30,455
Facility financing obligation	—	59,991
Long-term debt, net	284,011	276,486
Other liabilities	38,902	19,864
Total liabilities	579,474	500,953
Total stockholders’ equity	442,301	400,898
Total liabilities and stockholders’ equity	$1,021,775	$901,851

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$181,095	$132,387	$350,434	$253,299
Cost of revenue	58,605	45,409	111,263	86,704
Gross profit	122,490	86,978	239,171	166,595
Operating expenses:
Marketing	45,994	28,941	81,438	55,135
Product development	28,765	23,568	53,712	44,289
General and administrative	29,883	21,707	54,530	40,611
Total operating expenses	104,642	74,216	189,680	140,035
Income from operations	17,848	12,762	49,491	26,560
Other expense, net	(1,479)	(8,137)	(1,685)	(8,954)
Income before income taxes	16,369	4,625	47,806	17,606
Benefit (provision) for income taxes	1,854	(1,246)	1,996	(1,260)
Net income	$18,223	$3,379	$49,802	$16,346
Net income per share attributable to common stockholders:
Basic	$0.15	$0.03	$0.42	$0.14
Diluted	$0.14	$0.03	$0.38	$0.13
Weighted-average common shares outstanding:
Basic	120,198,526	119,450,194	119,848,289	120,819,201
Diluted	130,807,743	125,551,759	130,463,025	126,186,664

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities
Net income	$49,802	$16,346
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	18,919	15,071
Depreciation and amortization expense	19,952	12,677
Bad debt expense	4,146	1,961
Foreign exchange (gain) loss	(1,240)	2,849
Other non-cash losses, net	6,314	3,914
Deferred income taxes	(1,996)	(377)
Changes in operating assets and liabilities	(14,603)	14,320
Net cash provided by operating activities	81,294	66,761
Cash flows from investing activities
Cash paid for asset acquisition	—	(35,323)
Purchases of property and equipment	(3,747)	(304)
Development of internal-use software	(4,669)	(8,146)
Purchases of marketable securities	(305,391)	(234,149)
Sales of marketable securities	265,852	50,472
Net cash used in investing activities	(47,955)	(227,450)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(16,157)	(7,898)
Repurchase of stock	(27,492)	(89,661)
Proceeds from exercise of stock options	7,840	10,725
Proceeds from issuance of convertible senior notes	—	345,000
Payment of debt issuance costs	(1,392)	(9,561)
Purchase of capped call	—	(34,224)
Payments on finance lease obligations	(5,475)	(3,421)
Payments on facility financing obligation	—	(5,469)
Other financing, net	2,072	1,023
Net cash (used in) provided by financing activities	(40,604)	206,514
Effect of exchange rate changes on cash	(561)	(3,447)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(7,826)	42,378
Cash, cash equivalents, and restricted cash at beginning of period	372,326	320,783
Cash, cash equivalents, and restricted cash at end of period	$364,500	$363,161

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below is as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
June 30, 2019	21.4%	22.8%	(1.4)%	20.2%	21.7%	(1.5)%
March 31, 2019	18.9%	20.6%	(1.7)%	18.9%	20.6%	(1.7)%
December 31, 2018	22.3%	23.1%	(0.8)%	20.8%	20.4%	0.4%
September 30, 2018	20.4%	20.8%	(0.4)%	20.2%	19.2%	1.0%
June 30, 2018	20.4%	19.3%	1.1%	20.1%	18.5%	1.6%
Non-GAAP Financial Measures
Adjusted EBITDA
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; (benefit) provision for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); acquisition-related expenses; and restructuring and other exit expense (income). Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA in this press release because it is a key measure used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.
We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense;

•	Adjusted EBITDA does not consider the impact of foreign exchange loss (gain);

•	Adjusted EBITDA does not reflect acquisition-related expenses;

•	Adjusted EBITDA does not consider the impact of restructuring and other exit expense (income); and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

	(in thousands)
Net income	$18,223	$3,379	$49,802	$16,346
Excluding:
Interest and other non-operating expense, net (1)	1,287	3,687	2,555	6,354
(Benefit) provision for income taxes	(1,854)	1,246	(1,996)	1,260
Depreciation and amortization (1)	9,810	6,357	19,952	12,677
Stock-based compensation expense (2)	10,837	8,617	18,919	15,071
Foreign exchange loss (gain) (3)	192	4,450	(870)	2,600
Acquisition-related expenses (4)	1,206	—	1,206	—
Restructuring and other exit income	—	(41)	—	(192)
Adjusted EBITDA	$39,701	$27,695	$89,568	$54,116

(1)
Included in interest and depreciation expense amounts above, are interest and depreciation expense related to our headquarters lease. As part of the adoption of ASU 2016-02—Leases in the first quarter of 2019, we now account for our headquarters as a financing lease. Previously, we accounted for our headquarters under build-to-suit accounting requirements. In the three and six months ended June 30, 2019 and 2018, those amounts are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

	(in thousands)
Interest expense	$678	$2,249	$1,373	$4,499
Depreciation	2,197	819	4,395	1,638

(2)	Total stock-based compensation expense included in the Consolidated Statements of Operations is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

	(in thousands)
Cost of revenue	$1,456	$927	$2,555	$1,473
Marketing	723	699	1,354	1,177
Product development	5,294	4,025	8,813	6,664
General and administrative	3,364	2,966	6,197	5,757
Total stock-based compensation expense	$10,837	$8,617	$18,919	$15,071

(3)	Foreign exchange loss (gain) is primarily driven by the U.S. Dollar to Euro exchange rate fluctuations on the Company's intercompany and other non-functional currency balances.

(4)	Acquisition-related expenses related to our planned acquisition of Reverb.